Exhibit 10.4

FIRST AMENDMENT TO TERM LOAN AGREEMENT

This First Amendment to Term Loan Agreement (this “Amendment”) is made as of May 17, 2018, among RETAIL PROPERTIES OF AMERICA, INC., a corporation organized under the laws of the State of Maryland (the “Borrower”), CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as administrative agent (the “Administrative Agent”) and each of the Lenders (as defined in the Loan Agreement referenced in the recitals below) party hereto.
W I T N E S S E T H:
WHEREAS, Borrower, Administrative Agent and the Lenders have entered into a certain Term Loan Agreement dated as of November 22, 2016 (as may be amended, restated, supplemented or otherwise modified from time to time, collectively, the “Loan Agreement”) wherein Administrative Agent and the Lenders agreed to provide term loans to Borrower in the aggregate principal amount of up to $200,000,000.00 evidenced by those certain Notes dated November 22, 2016 (collectively, the “Note”) made by Borrower in favor of each Lender; and
WHEREAS, Borrower, Administrative Agent and the Lenders have agreed to amend the Loan Agreement as set forth herein
NOW, THEREFORE, the parties hereto agree as follows:
1.Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Loan Agreement has the meaning assigned to such term in the Loan Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Amendment” and each other similar reference contained in the Loan Agreement and other Loan Documents shall, after this Amendment becomes effective, refer to the Loan Agreement as amended hereby.
2.Amendment to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)	The definition of “Capitalization Rate” in Section 1.1 thereof is hereby amended and restated in its entirety as follows:
“Capitalization Rate” means six and one-half percent (6.50%).

(b)	The definition of “Existing KB/WF Agreement” in Section 1.1 is hereby amended and restated in its entirety as follows:
“Existing KB/WF Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of April 23, 2018, by and among, the Borrower, as borrower, the Existing KB/WF Lenders, and KeyBank National Association, in its capacity as administrative agent for the Existing KB/WF Lenders, as the same may be amended or modified from time to time.

(c)	The definition of “LIBOR Base Rate” in Section 1.1 thereof is hereby amended and restated in its entirety as follows:
““LIBOR Base Rate” means, subject to implementation of a Replacement Rate in accordance with Section 3.3(c), with respect to any LIBOR Rate Advance for any LIBOR Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum (expressed to the fifth decimal place) determined on the basis of the rate for deposits in Dollars for a period equal to the applicable LIBOR Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable LIBOR Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). If, for any reason, the rate referred to in the preceding clause (i) is not so published, then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable LIBOR Interest Period for a period equal to such LIBOR Interest Period. Any change in the maximum rate of reserves described in the preceding clause (ii) shall result in a change in LIBOR Base Rate on the date on which such change in such maximum rate becomes effective. Notwithstanding the foregoing, (x) in no event shall LIBOR Base Rate (including, without limitation, any Replacement Rate with respect thereto) be less than zero and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.3(c), in the event that a Replacement Rate with respect to LIBOR Base Rate is implemented then all references herein to LIBOR Base Rate shall be deemed references to such Replacement Rate.

(d)	The definition of “Total Asset Value” in Section 1.1 thereof is hereby amended and restated in its entirety as follows:
“Total Asset Value” means, as of any date, (i) (A) the Consolidated NOI attributable to Projects owned by the Borrower or a member of the Consolidated Group (excluding 100% of the Consolidated NOI attributable to Projects not owned for at least four (4) full fiscal quarters as of the end of the fiscal quarter for which Consolidated NOI is calculated and provided that the contribution to Consolidated NOI on account of any Project shall not in any event be a negative number) divided by (B) the Capitalization Rate, plus (ii) 100% of the price paid for any such Projects first acquired by the Borrower or a member of the Consolidated Group during such four (4) full fiscal quarter period, plus (iii) cash, Cash Equivalents and Marketable Securities owned by the Consolidated Group as of the end of such fiscal quarter, plus (iv) the Consolidated Group Pro Rata Share of (A) Consolidated NOI attributable to Projects owned by Investment Affiliates (excluding Consolidated NOI attributable to Projects not owned for the entire four (4) full fiscal quarters on which Consolidated NOI is calculated and provided that the contribution to Consolidated NOI on account of any Project shall not in any event be a negative number) divided by (B) the Capitalization Rate, plus (v) the Consolidated Group Pro Rata Share of the price paid for such Projects first acquired by an Investment Affiliate during such four (4) full fiscal quarters, plus (vi) Construction in Progress at book value, plus (vii) First Mortgage Receivables owned by the Consolidated Group (at the lower of book value or market value), plus (viii) Unimproved Land at book value. To the extent the amount of Total Asset Value attributable to Unimproved Land, Investments in Investment Affiliates, Construction in Progress, First Mortgage Receivables and Marketable Securities would exceed 25% of Total Asset Value, such excess shall be excluded from Total Asset Value; provided, however that to the extent the amount of Total Asset Value attributable to (v) Unimproved Land and Construction in Progress exceeds 15% of the Total Asset Value, (w) Investment Affiliates exceeds 20% of the Total Asset Value, (x) First Mortgage Receivables exceeds 10% of the Total Asset Value or (y) Marketable Securities exceeds 10% of Total Asset Value, such excess shall be excluded from Total Asset Value.

(e)	The following new definition is added to Section 1.1 in the appropriate alphabetical order:
“Replacement Rate” has the meaning assigned thereto in Section 3.3(c).

(f)	Section 3.3 of the Loan Agreement is hereby amended and restated in its entirety as follows:

3.3.	Availability of Types of Advances; Inability to Determine Rates.
(a)    Availability of Types of Advances. If any Lender in good faith determines that maintenance of any of its LIBOR Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, such Lender shall promptly notify the Administrative Agent thereof and the Administrative Agent shall, with written notice to Borrower, suspend the availability of LIBOR Rate Advances and require any LIBOR Rate Advances to be repaid, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall, with written notice to Borrower, suspend the availability of any LIBOR Rate Advances made after the date of any such determination. If the Borrower is required to so repay a LIBOR

Rate Advance, such LIBOR Rate Advances shall be converted to Floating Rate Advances.
(b)    Inability to Determine Rates. Unless and until a Replacement Rate is implemented in accordance with Section 3.3(c) below, if the Administrative Agent reasonably determines, or the Administrative Agent is advised by the Required Lenders, that for any reason in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof or otherwise that (i) dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, (ii) adequate and reasonable means do not exist for determining LIBOR Base Rate for any requested LIBOR Interest Period with respect to a proposed LIBOR Rate Loan, or (iii) LIBOR Base Rate for any requested LIBOR Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Required Lenders of funding such Loan, and, in any such event, Administrative Agent shall have also made such determination with respect to similarly situated loans in which it is serving as administrative agent or otherwise consistent with market practice generally, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligations of the Lenders to make or maintain LIBOR Rate Loans and Floating Rate Loans as to which the interest rate is determined by reference to LIBOR Market Index Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, such revocation not to be unreasonably withheld or delayed. Upon receipt of such notice, the Borrower may revoke any pending request for the borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for the borrowing of Loans that are Floating Rate Loans (with the Floating Rate determined other than by reference to LIBOR Market Index Rate) in the amount specified therein.
(c)    Alternative Rate of Interest. Notwithstanding anything to the contrary in Section 3.3(b) above, if the Administrative Agent has made the reasonable determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 3.3(b)(i) or (b)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent and the Borrower may amend this Agreement, to the extent practicable (with the consent of the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 3.3(b)(i), (b)(ii), (c)(i), (c)(ii) or (c)(iii) occurs with respect to the Replacement Rate or (B) the Administrative Agent (or the Required Lenders through the Administrative Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate and, in any such event, Administrative Agent shall have also made such determination with respect to similarly situated loans in which it is serving as administrative agent or otherwise consistent with market practice generally. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 3.3(c). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 8.2), such amendment shall become effective without any further action or consent of any party other than the Administrative Agent and the Borrower so long as the Administrative Agent shall not have received within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects). To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (c), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).

(g)	Section 7.5 of the Loan Agreement is hereby amended and restated in its entirety as follows:

7.5.
Failure of the Borrower or any other member of the Consolidated Group to pay when due any Recourse Indebtedness with respect to which the aggregate recourse liability exceeds $50,000,000 (any such Recourse Indebtedness in excess of such limit being referred to herein as “Material Indebtedness”); or the default by the Borrower or any other member of the Consolidated Group in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes, or permits, any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

(h)	Section 8.2(c) of the Loan Agreement is hereby amended to insert the following sentence at the end of the last textual paragraph thereof:
The Administrative Agent and the Borrower may, without the consent of any Lender, enter into the amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 3.3(c) in accordance with the terms of Section 3.3(c).
The Loan Agreement, as amended hereby, is referred to herein as the “Amended Loan Agreement”.
3.    Conditions Precedent. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled:

(a)	The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)	counterparts of this Amendment executed by each of the parties hereto;

(ii)
a Compliance Certificate dated as of the date hereof for the Borrower’s fiscal quarter ending December 31, 2017 signed by the chief executive officer, chief financial officer or treasurer of the Borrower;

(iii)	a certificate signed by an officer of the Borrower, setting forth in reasonable detail the calculation of the Unencumbered Pool Value as of the date hereof;

(iv)	the articles of incorporation of the Borrower certified as of a date not earlier than fifteen (15) days prior to the date hereof by the Maryland;

(v)	a certificate of good standing with respect to the Borrower issued as of a date not earlier than fifteen (15) days prior to the date hereof by the Secretary of State of Maryland;

(vi)
copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower of the by-laws of the Borrower (except that, if any such document delivered to the Administrative Agent pursuant to the Loan Agreement has not been modified or amended since the Closing Date and remains in full force and effect, a certificate so stating may be delivered in lieu of delivery of another copy of such document);

(vii)	such evidence as Administrative Agent may reasonably require to verify that Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment;

(viii)
evidence that all fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including, without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid; and

(ix)	copy of the duly executed Existing KB/WF Agreement.

(b)	In the good faith and reasonable judgment of the Administrative Agent:

(i)
there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower most recently delivered to the Administrative Agent and the Lenders prior to the date hereof that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)
no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened in writing which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower to fulfill its obligations under this Amendment and the Loan Documents to which it is a party;

(iii)
the Borrower shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any applicable law or (B) any material agreement, document or instrument to which the Borrower is a party or by which it or its respective properties is bound; and

(iv)
the Borrower shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

The Administrative Agent shall notify in writing the Borrower and the Lenders of the effectiveness of this Amendment, and such notice shall be conclusive and binding.
4.    Representations and Warranties, Etc.

Borrower hereby certifies to Administrative Agent and the Lenders that, as of the date hereof, after giving effect to the amendments to the Loan Agreement as set forth in this Amendment:

(a)
All representations and warranties (subject in all cases to all materiality qualifiers and other exceptions in such representations and warranties) made in the Loan Agreement are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly refer to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

(b)	There exists no Default or Unmatured Default.

(c)
This Amendment has been duly authorized, executed and delivered by Borrower so as to constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with its terms, except as the same may be limited by insolvency, bankruptcy, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general equitable principles.

(d)
No consent, approval, order or authorization of, or registration or filing with, any third party (other than any required filing with the Securities and Exchange Commission, which the Borrower agrees to file in a timely manner) is required in connection with the execution, delivery and carrying out of this Amendment or, if required, has been obtained.

5.    Ratification.

(a)
The Borrower confirms that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Amendment. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any Unmatured Default or Default under any Loan Document, or a waiver or release of any of the Lenders’ or the Administrative Agent's rights and remedies (all of which are hereby reserved).

(b)
Without in any way establishing a course of dealing by the Administrative Agent or any Lender, the Borrower hereby ratifies, confirms and reaffirms its obligations under the Amended Loan Agreement and the other Loan Documents to which it is a party and each and every such Loan Document executed by the undersigned in connection with the Loan Agreement remains in full force and effect and is hereby ratified, confirmed and reaffirmed. This Amendment is not intended to and shall not constitute a novation.

6.    General Terms. This Amendment, which may be executed in multiple counterparts, constitutes the entire agreement of the parties regarding the matters contained herein and shall not be modified by any prior oral or written discussions. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging transmission (e.g. PDF by email) shall be effective as delivery of a manually executed counterpart of this Amendment. This Amendment shall constitute a Loan Document under the Amended Loan Agreement for all purposes. This Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof. The headings of this Amendment are provided for convenience of reference only and shall not affect its construction or interpretation.
7.    Illegality. Any determination that any provision of this Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Amendment.
8.    Independent Review. The Borrower represents and warrants that it has consulted with independent legal counsel of its selection in connection herewith and is not relying on any representations or warranties of the Administrative Agent or its counsel in entering into this Amendment.
9.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
[SIGNATURES ON FOLLOWING PAGES]

It is intended that this Amendment take effect as an instrument under seal as of the date first written above.

BORROWER:

RETAIL PROPERTIES OF AMERICA, INC.

By:	/s/ JULIE M. SWINEHART
Name:	Julie M. Swinehart
Title:	EVP, CFO & Treasurer

Signature Page to First Amendment to Term Loan Agreement

ADMINISTRATIVE AGENT AND LENDERS:

CAPITAL ONE, NATIONAL ASSOCIATION, as
Administrative Agent and as a Lender

By:	/s/ FREDERICK H. DENECKE
Name: Frederick H. Denecke
Title: Senior Vice President

Signature Page to First Amendment to Term Loan Agreement

PNC BANK, NATIONAL ASSOCIATION, as a
Lender

By:	/s/ JOEL DALSON
Print Name: Joel Dalson
Title: Senior Vice President

Signature Page to First Amendment to Term Loan Agreement

TD BANK, N.A., as a Lender

By:	/s/ RORY DESMOND
Print Name: Rory Desmond
Title: Vice President

Signature Page to First Amendment to Term Loan Agreement

REGIONS BANK, as a Lender

By:	/s/ MICHAEL EVANS
Print Name: Michael Evans
Title: Senior Vice President

Signature Page to First Amendment to Term Loan Agreement

BRANCH BANKING & TRUST COMPANY, as a
Lender

By:	/s/ KENNETH M. BLACKWELL
Print Name: Kenneth M. Blackwell
Title: Senior Vice President

Signature Page to First Amendment to Term Loan Agreement